Exhibit 99.2

Contact:

Mary Dotz

Chief Financial Officer

Pinnacle Systems, Inc.

(650) 237-1952

ir@pinnaclesys.com

For Immediate Release

Pinnacle Systems Board Reaffirms Recommendation of Pending Merger with Avid Technology;

Rejects Unsolicited Vector Capital Proposal to Acquire One of Pinnacle’s Business Units

MOUNTAIN VIEW, Calif., July 25, 2005—Pinnacle Systems®, Inc. (Nasdaq: PCLE), a leader in digital video solutions, today announced the following additional information with respect to the pending merger transaction with Avid Technology, Inc. (Nasdaq: AVID).

Late on Friday, July 22, 2005, Pinnacle received a letter from Vector Capital (which has previously been referred to as “Company C” in the Joint Proxy Statement/Prospectus filed with the SEC by Avid and Pinnacle), co-signed by Tennenbaum Capital, offering to acquire the assets of the Business and Consumer division of Pinnacle for $200 million in cash, subject to updated due diligence and completion of contract negotiations.

Pinnacle’s board of directors met on July 24, 2005 and after a thorough discussion, determined to reject Vector’s proposal for reasons that include the following:

•	First, the Vector proposal is not comparable to the pending Avid transaction. Vector offers only to buy the assets of one division – the division that generates most of Pinnacle’s net sales and gross profit – with the risks and costs of the balance of the business being left to Pinnacle and its shareholders.

•	Second, based on assumptions regarding Pinnacle’s remaining cash and the potential value of its remaining Broadcast and Professional division, Vector suggests that the implied value of its proposal to Pinnacle shareholders was between $418 million and $438 million; however, when these costs and values are more realistically taken into consideration, the value of the Vector proposal is significantly reduced.

•	The proposal overlooks significant costs – including the continuing operating expenses and corporate overhead, restructuring costs, professional fees and transaction costs that Pinnacle would bear – and that an asset sale by Pinnacle would not be a tax efficient structure for providing value to Pinnacle shareholders.

•	Vector has assumed a value of $100 million to $120 million for the remaining Broadcast and Professional division of Pinnacle; however, all risks of realizing that value would be borne by Pinnacle shareholders.

•	Third, the proposal entails a number of significant and unacceptable risks, including uncertainty relating to financing for the transaction, and the negotiating uncertainties and time necessary to pursue a succession of complex transactions and corporate restructuring, with no assurance of success or ultimate value to Pinnacle shareholders.

The Pinnacle board has also given further consideration to the pending transaction with Avid. On July 13, 2005 and July 21, 2005, Avid made public announcements concerning its results for the quarter ended June 30, 2005, and held a publicly-webcast teleconference to explain the results and provide further detail. The announcements indicated a shortfall in Avid’s revenue and net income for the latest quarter from previous expectations, and a reduction in the forecast by Avid’s management as to anticipated revenue and net income in upcoming periods.

In light of that situation, Pinnacle’s board of directors instructed management and the financial advisors to Pinnacle to meet with representatives from Avid for the purpose of investigating and understanding the causes underlying the revenue and net income shortfall. Pinnacle’s board of directors subsequently met with management and the financial advisors to Pinnacle to review and discuss the results of their investigation, and to review the strategic and business considerations relating to the Avid transaction, the change in value to Pinnacle shareholders, and other factors. Following that review and those discussions, the Pinnacle board of directors unanimously concluded that the proposed merger transaction with Avid remains in the best interest of Pinnacle’s shareholders.

For all of these reasons, the Pinnacle board of directors continues to recommend that Pinnacle shareholders vote to approve the terms of the proposed merger with Avid.

Patti Hart, Chairman of the Board of Pinnacle, said “The board concluded that the proposed offer from Vector Capital lacked comparability to the pending transaction. We found the proposal to be speculative and incomplete creating obvious risks to our shareholders. Based on these factors and our past experience with Vector relative to certainty of funding, we continue to strongly recommend that our shareholders vote in favor of the pending merger with Avid.”

The special meeting of Pinnacle shareholders for the purpose of voting to approve the terms of the proposed merger with Avid remains scheduled to take place on Wednesday, July 27, 2005, at the time and place set forth in the Joint Proxy Statement/Prospectus previously distributed to shareholders.

Pinnacle shareholders should take note that the proposed merger would not qualify as a reorganization for United States federal income tax purposes if the fair market value of Avid common stock were below approximately $47 per share at the effective time of the merger. A discussion of potential tax consequences of the merger can be found in the Joint Proxy Statement/Prospectus. Shareholders are urged to consult their own tax advisors as to the specific tax consequence to them of the merger.

Pinnacle shareholders with questions or needing assistance regarding the voting, or who wish to change their vote can call MacKenzie Partners, Inc. at (800) 322-2885.

About Pinnacle Systems

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award-winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

Additional Information

In connection with the pending acquisition of Pinnacle by Avid, Avid has filed with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus, and Avid and Pinnacle have mailed to their respective stockholders the Joint Proxy Statement/Prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about Avid, Pinnacle, the transaction, and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Avid and Pinnacle through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC from Avid by contacting Dean Ridlon, Investor Relations director for Avid, at telephone number (978) 640-5309, or from Pinnacle by contacting Deborah B. Demer of Demer IR Counsel, Inc. at telephone number (925) 938-2678, extension 224.

Avid and Pinnacle, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Avid’s directors and executive officers is contained in Avid’s Form 10-K for the year ended December 31, 2004 and in the Joint Proxy Statement/Prospectus, which are filed with the SEC and available free of charge as indicated above. Information regarding Pinnacle’s directors and executive officers is contained in Pinnacle’s Form 10-K for the year ended June 30, 2004 and its proxy statement dated September 30, 2004, which are filed with the SEC and available free of charge as indicated above. The interests of Avid’s and Pinnacle’s respective directors and executive officers in the solicitations with respect to the transactions in particular are more specifically set forth in the Registration Statement and the Joint Proxy Statement/Prospectus filed with the SEC, which is available free of charge as indicated above.

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